EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: PAM HAMILTON
October 18, 2007	415-381-8198
pam@hamiltoninkpr.com

BANK OF MARIN BANCORP ANNOUNCES HIGHER
THIRD QUARTER EARNINGS AND STABLE CREDIT QUALITY

Novato, CA--- Bank of Marin Bancorp (Nasdaq: BMRC) President and CEO Russell A. Colombo announced third-quarter earnings for Bank of Marin Bancorp (Bancorp) of $3.2 million, up $84 thousand, or 2.7%, from the same period in 2006. Diluted earnings per share were $0.60 in the third quarter of 2007, compared to $0.55 in the third quarter of 2006, up 5 cents, or 9.1%.

“Given the competitive environment, we are very pleased with these strong results,” said Colombo.

Earnings for the nine-month period ended September 30, 2007 were $9.1 million, an increase of $410 thousand, or 4.7%, over the same period a year ago. Diluted earnings per share for the nine-month period were $1.70, an increase of 15 cents per share, or 9.7%, over the same period in 2006.

Net income for the third quarter and first nine months of 2007 includes pre-tax non-recurring gains of $387 thousand from the sale of the Bank’s $1.5 million VISA portfolio.  The sale allows the Bank to offer a third-party product that will better meet customers’ needs. Net income for the nine months ended September 30, 2007 also includes pre-tax non-recurring net gains of $710 thousand related to the second-quarter sale of the $76 million indirect auto loan portfolio.  The proceeds from the sale provide a source of funding for higher-yielding relationship loans, which drive core deposit growth.

Loans totaled $686.0 million at September 30, 2007. Excluding the indirect auto portfolio, which was sold in the second quarter of 2007, loans increased 9.3% from a year ago. Credit quality remains strong with $150 thousand in non-performing loans at September 30, 2007. Bank of Marin Bancorp holds no subprime loans in its portfolio nor does it hold investment securities backed by subprime loans.

 “At a time when credit and liquidity issues are facing other banks, Bank of Marin Bancorp’s strengths include exceptional credit quality and a high level of liquidity,” said Colombo.

Deposits grew 9.1% to $809.4 million since September 30, 2006.  “We are pleased that our deposits continue their solid growth in a very competitive marketplace,” said Colombo. “It confirms that we are providing excellent service and products through highly qualified employees.”

Net interest income of $10.8 million in the third quarter increased $370 thousand, or 3.6% from the same period a year ago, reflecting growth in interest-earning assets, partially offset by a compressed net interest margin. Net interest income of $31.3 million in the nine-month period ending September 30, 2007 remained essentially unchanged from $31.2 million in the same period a year ago.

The net interest margin totaled 4.94% in the third quarter of 2007 compared to 5.04% in the third quarter of 2006. The net interest margin totaled 5.00% during the first nine months of 2007 compared to 5.17% in the first nine months of 2006.  The margin compression reflects both economic and competitive pressures.

Non interest income, excluding non-recurring gains, totaled $1.2 million in the third quarter of 2007, an increase of $203 thousand, or 20.4% over the third quarter of 2006.  For the nine months ended September 30, 2007 non-interest income, excluding non-recurring gains, totaled $3.4 million, an increase of $455 thousand, or 15.5% over the same period a year ago. Increases in service charge income, Wealth Management Services income and other income, including Bank-owned life insurance income, contributed to the growth.  Approximately $23 thousand and $75 thousand of recoveries on indirect auto loans were recorded in other income during the third quarter of 2007 and the first nine months of 2007, respectively, subsequent to recording these loans at their fair value.

 “Our efforts to grow stable sources of non-interest income are having success,” said Colombo. “We continue to expand our product base to serve our customers’ needs.”

In the third quarter of 2007 non-interest expense increased by $341 thousand to $6.9 million, an increase of 5.2% from the third quarter of 2006.  In the first nine months of 2007 non-interest expense increased by $1.2 million to $20.6 million, an increase of 6.3% from the same period a year ago. The increases reflect the hiring of new key personnel, one-time costs associated with the formation of the holding company and higher FDIC insurance premiums.  The increase in the first nine months of 2007 over the same period in 2006 also includes costs associated with the relocation of administrative functions to a new facility in Novato in July of 2006.

Stockholders’ equity declined 4.0% to $86.6 million at September 30, 2007 from $90.1 million a year ago.  The decline reflected the Bank’s effort to proactively manage its capital and included the impact of a share repurchase program ($15 million repurchased from October 2006 through February 2007) and cash dividends to stockholders, substantially offset by earnings and stock option exercises.  “The Bank’s capitalization remains well above regulatory guidelines,” said Colombo.

The formation of a bank holding company, Bank of Marin Bancorp, with Bank of Marin as its wholly-owned subsidiary was completed on July 2, 2007.  In the transaction, shareholders of the Bank became shareholders of the holding company on a “one-share for one-share” basis. For trading purposes, Bank of Marin Bancorp assumed the Bank of Marin’s ticker symbol “BMRC.”

The financial information for the current period presented relates to Bank of Marin Bancorp, while prior periods relate to the Bank of Marin, as these periods are prior to the formation of the bank holding company. This information is comparable between periods as the only subsidiary of Bank of Marin Bancorp is the Bank of Marin.

Bank of Marin has eleven branch offices with locations in Strawberry, Corte Madera, downtown San Rafael, Andersen Drive and Northgate in San Rafael, Ignacio, downtown Novato, Sausalito and three offices in Petaluma. The Bank has a commercial loan production office in San Francisco. The Bank’s administrative offices are located in Novato, and its Wealth Management Services are located in Corte Madera, Novato and Petaluma.

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp’s earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp’s operations, pricing, products and services.  These and other important factors are detailed in various securities law filings made periodically by Bancorp or the Bank, copies of which are available from Bancorp without charge.  Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
Year To Year Comparison
September 30, 2007

THIRD QUARTER	QTR 2007	QTR 2006	CHANGE	% CHANGE

NET INCOME	$3,189,000	$3,105,000	$84,000	2.71%

DILUTED EARNINGS PER SHARE	$0.60	$0.55	$0.05	9.09%

RETURN ON ASSETS (ROA)	1.38%	1.41%	(0.03%)	(2.13%)

RETURN ON EQUITY (ROE)	14.83%	13.98%	0.85%	6.08%

EFFICIENCY RATIO	55.97%	57.69%	(1.72%)	(2.98%)

NET INTEREST MARGIN	4.94%	5.04%	(0.10%)	(1.98%)

YEAR TO DATE	YTD 2007	YTD 2006	CHANGE	% CHANGE

NET INCOME	$9,066,000	$8,656,000	$410,000	4.74%

DILUTED EARNINGS PER SHARE	$1.70	$1.55	$0.15	9.68%

RETURN ON ASSETS (ROA)	1.36%	1.35%	0.01%	0.74%

RETURN ON EQUITY (ROE)	14.37%	13.74%	0.63%	4.59%

EFFICIENCY RATIO	57.75%	56.95%	0.80%	1.40%

NET INTEREST MARGIN	5.00%	5.17%	(0.17%)	(3.29%)

AT PERIOD END	Sep 30 2007	Sep 30 2006	CHANGE	% CHANGE

TOTAL ASSETS	$924,044,000	$873,237,000	$50,807,000	5.82%

TOTAL DEPOSITS	$809,414,000	$742,218,000	$67,196,000	9.05%

TOTAL LOANS	$685,975,000	$712,851,000	$(26,876,000)	(3.77%)

TOTAL NONPERFORMING LOANS	$150,000	$4,374,000	$(4,224,000)	(96.57%)

LOAN LOSS RESERVE TO LOANS	1.05%	1.08%	(0.03%)	(2.78%)

LOAN LOSS RESERVE TO
NON-PERFORMING LOANS	4818.00%	176.73%	4641.27%	NM

STOCKHOLDERS' EQUITY	$86,575,000	$90,134,000	$(3,559,000)	(3.95%)

BOOK VALUE PER SHARE	$16.73	$16.51	$0.22	1.33%

TOTAL CAPITAL TO ASSETS	9.37%	10.32%	(0.95%)	(9.21%)

TOTAL RISK BASED CAPITAL RATIO-BANK*	12.2%	12.6%	(0.40%)	(3.17%)

TOTAL RISK BASED CAPITAL RATIO-BANCORP*	12.4%	---	NM	NM
*Current period estimated

NM - Not meaningful

BANK OF MARIN BANCORP
CONSOLIDATED STATEMENT OF CONDITION
at September 30, 2007, June 30, 2007 and September 30, 2006

(in thousands, except share data - unaudited)	September 30, 2007	June 30, 2007	September 30, 2006

Assets
Cash and due from banks	$25,245	$29,319	$31,521
Fed funds sold	70,200	76,500	1,800
Other short-term investments	15,000	---	---
Cash and cash equivalents	110,445	105,819	33,321

Investment securities
Held to maturity, at amortized cost	13,544	15,161	16,278
Available for sale (at fair market value, amortized cost $85,591 at 9/30/07, $88,054 at 6/30/07 and $84,052 at 9/30/06)	85,076	86,740	82,936
Total investment securities	98,620	101,901	99,214

Loans, net of allowance for loan losses of $7,227 at 9/30/07, $7,053 at 6/30/07 and $7,730 at 9/30/06	678,748	646,871	705,121
Bank premises and equipment, net	8,019	8,216	7,208
Interest receivable and other assets	28,212	27,570	28,373

Total assets	$924,044	$890,377	$873,237

Liabilities and Stockholders' Equity

Liabilities
Deposits
Non-interest bearing	$201,896	$204,335	$215,152
Interest bearing
Transaction accounts	78,782	74,387	69,792
Savings and money market	446,865	409,795	362,070
Time	81,871	87,960	95,204
Total deposits	809,414	776,477	742,218

Federal funds purchased and Federal Home Loan Bank borrowings	15,300	10,000	30,200
Subordinated debenture	5,000	5,000	5,000
Interest payable and other liabilities	7,755	14,750	5,685

Total liabilities	837,469	806,227	783,103

Stockholders' Equity
Common stock, no par value
Authorized - 15,000,000 shares
Issued and outstanding - 5,174,147 shares at 9/30/07, 5,190,791 at 6/30/07 and 5,458,838 at 9/30/06	52,476	53,032	64,596
Retained earnings	34,397	31,880	26,185
Accumulated other comprehensive loss, net	(298)	(762)	(647)

Total stockholders' equity	86,575	84,150	90,134

Total liabilities and stockholders' equity	$924,044	$890,377	$873,237

BANK OF MARIN BANCORP
CONSOLIDATED STATEMENT OF OPERATIONS
for the three months ended September 30, 2007, June 30, 2007 and Septemeber 30, 2006

(in thousands, except per share amounts - unaudited)	September 30, 2007	June 30, 2007	September 30, 2006

Interest income
Interest and fees on loans held in portfolio	$13,283	$13,027	$13,618
Interest on auto loans held for sale	---	954	---
Interest on investment securities
U.S. Treasury securities	---	---	17
Securities of U.S. Government agencies	1,063	809	921
Obligations of state and political subdivisions (tax exempt)	129	111	118
Corporate debt securities and other	108	123	75
Interest on Federal funds sold and other short-term investments	1,247	415	126
Total interest income	15,830	15,439	14,875

Interest expense
Interest on interest bearing transaction accounts	74	74	70
Interest on savings and money market deposits	3,882	3,778	3,151
Interest on time deposits	877	882	976
Interest on borrowed funds	209	227	260
Total interest expense	5,042	4,961	4,457

Net interest income	10,788	10,478	10,418
Provision for loan losses	200	75	287
Net interest income after provision for loan losses	10,588	10,403	10,131

Non-interest income
Service charges on deposit accounts	325	321	259
Wealth Management Services	331	298	271
Net gain on indirect auto and Visa portfolios	387	190	---
Other income	543	584	466
Total non-interest income	1,586	1,393	996

Non-interest expense
Salaries and related benefits	3,938	4,163	3,732
Occupancy and equipment	716	729	741
Depreciation and amortization	318	310	261
Data processing	411	425	422
Professional services	536	384	343
Other expense	1,007	1,019	1,086
Total non-interest expense	6,926	7,030	6,585

Income before provision for income taxes	5,248	4,766	4,542

Provision for income taxes	2,059	1,863	1,437
Net income	$3,189	$2,903	$3,105

Net income per common share:
Basic	$0.62	$0.56	$0.57
Diluted	$0.60	$0.54	$0.55

Weighted average shares used to compute net income per common share:
Basic	5,172	5,187	5,430
Diluted	5,301	5,329	5,630

Dividends declared per common share	$0.13	$0.13	$0.12

BANK OF MARIN BANCORP
CONSOLIDATED STATEMENT OF OPERATIONS
for the nine months ended September 30, 2007 and September 30, 2006

(in thousands, except per share amounts - unaudited)	September 30, 2007	September 30, 2006

Interest income
Interest and fees on loans held in portfolio	$39,006	$39,352
Interest on auto loans held for sale	2,062	---
Interest on investment securities
U.S. Treasury securities	8	60
Securities of U.S. Government agencies	2,714	2,741
Obligations of state and political subdivisions (tax exempt)	358	435
Corporate debt securities and other	329	215
Interest on Federal funds sold and other short-term investments	1,664	218
Total interest income	46,141	43,021

Interest expense
Interest on interest bearing transaction accounts	225	222
Interest on savings and money market deposits	11,052	7,650
Interest on time deposits	2,628	2,921
Interest on borrowed funds	973	1,060
Total interest expense	14,878	11,853

Net interest income	31,263	31,168
Provision for loan losses	340	789
Net interest income after provision for loan losses	30,923	30,379

Non-interest income
Service charges on deposit accounts	894	757
Wealth Management Services	904	794
Net gain on indirect auto and Visa portfolios	1,097	---
Other income	1,592	1,384
Total non-interest income	4,487	2,935

Non-interest expense
Salaries and related benefits	12,064	11,756
Occupancy and equipment	2,155	1,912
Depreciation and amortization	929	704
Data processing	1,254	1,139
Professional services	1,239	873
Other expense	3,004	3,036
Total non-interest expense	20,645	19,420

Income before provision for income taxes	14,765	13,894
Provision for income taxes	5,699	5,238
Net income	$9,066	$8,656

Net income per common share:
Basic	$1.74	$1.62
Diluted	$1.70	$1.55

Weighted average shares used to compute net income per common share:
Basic	5,197	5,335
Diluted	5,347	5,602

Dividends declared per common share	$0.38	$0.34